Exhibit 99.1

Hub Group, Inc. Reports First Quarter 2011 Earnings

DOWNERS GROVE, IL, April 19, 2011, -- Hub Group, Inc. (NASDAQ: HUBG) today reported net income for the quarter ended March 31, 2011 of $10.5 million.  Hub Group’s diluted earnings per share was $0.28 for the first quarter of 2011.  This represents an increase of 22% compared to last year's first quarter diluted earnings per share of $0.23.  The results for the quarter include approximately $1.7 million of costs related to the Mode Transportation acquisition.

Hub Group’s revenue increased 16% to $485 million compared to $417 million in the first quarter of 2010.  First quarter intermodal revenue increased 17% to $336 million.  The increase was attributable to a 13% volume increase, a 7% increase for fuel and a 3% increase in pricing, partially offset by a 6% decrease for mix.  Truck brokerage revenue increased 1% to $85 million this quarter.  First quarter logistics revenue increased 36% to $64 million.

"At the start of our 40th year we believe that our outstanding operational results, combined with our recent acquisition of Mode Transportation, position Hub Group to have a very strong 2011 with revenue that will exceed $2.5 billion," said David P. Yeager, Chairman and Chief Executive Officer of Hub Group.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Tuesday, April 19, 2011 to discuss its first quarter results.

Hosting the conference call will be David P. Yeager, Chairman and Chief Executive Officer and Terri A. Pizzuto, Executive Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link at Hub Group's Web site at http://www.hubgroup.com. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (888) 679-8038.  The conference call participant code is 84771808. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PQ7VLLJV9 .  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference, bypassing the operator.  The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at http://www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset-light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2010.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214

HUB GROUP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months
	Ended March 31,
	2011	2010

Revenue	$485,379	$417,294
Transportation costs	428,072	368,476

Gross margin	57,307	48,818

Costs and expenses:
Salaries and benefits	26,801	23,458
General and administrative	12,810	10,145
Depreciation and amortization	936	973
Total costs and expenses	40,547	34,576

Operating income	16,760	14,242

Other income (expense):
Interest expense	(14)	(14)
Interest and dividend income	32	25
Other, net	209	68
Total other income	227	79

Income before provision for income taxes	16,987	14,321

Provision for income taxes	6,489	5,619

Net income	$10,498	$8,702

Basic earnings per common share	$0.28	$0.23

Diluted earnings per common share	$0.28	$0.23

Basic weighted average number of shares outstanding	36,886	37,527
Diluted weighted average number of shares outstanding	37,022	37,643

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2011	December 31, 2010
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$134,903	$115,144
Accounts receivable trade, net	214,269	185,879
Accounts receivable other	12,981	17,958
Prepaid taxes	123	296
Deferred taxes	2,480	3,314
Prepaid expenses and other current assets	4,831	6,569
TOTAL CURRENT ASSETS	369,587	329,160

Restricted investments	12,128	11,421
Property and equipment, net	46,782	47,806
Other intangibles, net	5,725	5,856
Goodwill, net	232,975	233,029
Other assets	2,105	2,135
TOTAL ASSETS	$669,302	$629,407

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$150,538	$121,078
Accounts payable other	12,833	10,064
Accrued payroll	8,714	14,378
Accrued other	23,564	21,898
TOTAL CURRENT LIABILITIES	195,649	167,418

Non-current liabilities	14,395	13,950
Deferred taxes	72,118	71,739

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued or outstanding in 2011 and 2010	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and 41,224,792 shares issued in 2011 and 2010; 36,813,882 outstanding in 2011 and 36,638,359 shares outstanding in 2010	412	412
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued and outstanding in 2011 and 2010	7	7
Additional paid-in capital	165,817	169,722
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	353,508	343,010
Other comprehensive income	6	6
Treasury stock; at cost, 4,410,910 shares in 2011 and 4,586,433 shares in 2010	(117,152)	(121,399)
TOTAL STOCKHOLDERS' EQUITY	387,140	376,300
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$669,302	$629,407

HUB GROUP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$10,498	$8,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,629	1,952
Deferred taxes	1,266	3,401
Compensation expense related to share-based compensation plans	1,225	931
(Gain) loss on sale of assets	(13)	63
Changes in operating assets and liabilities:
Restricted investments	(707)	(188)
Accounts receivable, net	(23,411)	(25,784)
Prepaid taxes	173	461
Prepaid expenses and other current assets	1,738	2,659
Other assets	31	41
Accounts payable	32,229	26,457
Accrued expenses	(560)	(545)
Non-current liabilities	407	125
Net cash provided by operating activities	25,505	18,275

Cash flows from investing activities:
Proceeds from sale of equipment	68	7
Purchases of property and equipment	(4,880)	(647)
Cash used in acquisitions	(55)	-
Net cash used in investing activities	(4,867)	(640)

Cash flows from financing activities:
Proceeds from stock options exercised	24	12
Purchase of treasury stock	(1,447)	(2,919)
Excess tax benefits from share-based compensation	540	133
Net cash used in financing activities	(883)	(2,774)

Effect of exchange rate changes on cash and cash equivalents	4	12

Net increase in cash and cash equivalents	19,759	14,873
Cash and cash equivalents beginning of period	115,144	126,863
Cash and cash equivalents end of period	$134,903	$141,736